Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:  ISMO Tech Solutions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 shall be replaced in its entirety to read:

"1. Name of Company:

The complete name of this Corporation shall be: Q BioMed Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 61.5%

4. Effective date and time of filing: (optional)

Date:  20 July 2015
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)
/s/ Denis Corin

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.